GENTOR RESOURCES, Inc.

571 CEDAR HILLS ROAD

WHITEHALL, MT 59759

GENTOR UPDATES DRILLING PROGRESS

AT ITS IDAHO MOLYBDENUM PROPERTY

Whitehall, Montana - November, 26, 2007 - GENTOR RESOURCES INC. (“Gentor” or the “Company”) (OTCBB - “GNTO”) is pleased to provide an update on the diamond core drilling program at its tungsten-molybdenum properties located in East-Central Idaho (the “IMA Mine”).

Drill Hole IMA 21 was collared at the D level adit with azimuth 299 degrees, and dip of -53.5 degrees.  The hole was drilled through the overlying Pre-Cambrian meta-sediments (quartzites and siltites) and reached the intrusive granite at a hole depth of 777 feet and continued to 1957 feet. The granite was weakly to strongly mineralized with MoS2 (molybdenum sulphide) throughout. Minor tungsten, chalcopyrite (copper) and other sulphides were also present. Several quartz veins (0.5 feet to 10 feet in core length) with noticeable tungsten and molybdenum were intersected in the meta-sediments. The hole was stopped at 1957 feet (while still in molybdenum mineralized intrusive granite) due to difficult hole conditions.

Drill Hole IMA 22 was collared at the Zero level adit (350 feet below the D level) with azimuth of 321.7 degrees and dip of -59.7 degrees.  The contractor, Progressive Drilling of Elko, Nevada, drilled through 641 feet of overlying meta-sediments to the granite contact. The hole continues to penetrate intrusive granite (weakly to strongly mineralized with molybdenum and with minor tungsten, chalcopyrite (copper) and other sulphides).  The hole has reached a depth of 2007 feet and is continuing in the molybdenum mineralized granite. Quartz veins, similar to those encountered in IMA-21, were also intersected.

Drill Hole IMA 23 was collared by Progressive Drilling's second drill rig on the D level adit with azimuth of 313.5 degrees and dip of -67.5 degrees.  This hole has reached a depth of 615 feet, and is still in the over-lying meta-sediments.

All core is cut at the Company's facilities in Patterson, Idaho.  Half of the core is stored for reference and half is shipped to the sample preparation facilities of SGS Laboratories in Elko, Nevada for drying, crushing, splitting and pulverizing.  Assay splits are forwarded by SGS to their lab facilities in Don Mills, Ontario, Canada for sodium peroxide fusion and assay for various elements using ICP-OES.  Blanks and standards are inserted into the sample stream and duplicates are submitted to a second lab for quality control purposes.

Assay results will be released when received.  Results from IMA-21 are expected within the next two weeks.  Assays from IMA 22 are expected in 4 to 6 weeks.

The company has acquired, through staking, an additional 21 claims in the area of the IMA mine.  This brings the unpatented claim total to 106 claims (approximately 2000 acres).  The company also has a lease/option to purchase 22 patented claims (376 acres) and another 4 parcels of land totaling 216 acres.  The company also made an outright purchase of a 75 acre parcel in July 2007.  Total acreage is approximately 2667 acres.

Qualified Person

L. Joseph Bardswich (P. Eng.), the Company's President and Chief Executive Officer, is the “qualified person” (as such term is defined in National Instrument 43-101) responsible for the preparation of the technical information in this release.

Gentor Resources Inc is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten property in Idaho and the prospective Delmoe Lake gold project in Montana. The Company's strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

For further information visit our website at www.gentorresources.com or contact L.J. Bardswich, President and CEO, at (406) 287-3046.

The past exploration results for the IMA Mine reported in this news release are based on historic reported data from sources believed by the Company to be reliable.  This information is referred to only to indicate the results of past exploration on the IMA Mine and is relevant only to the extent it indicates the presence of mineralization.  There is no certainty that exploration of the IMA Mine will achieve results which are consistent with the historical exploration results.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling,  exploitation activities and events or developments that the Company expects to occur, are forward looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur.  Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.